Exhibit 99.(g)(1)

THIRD AMENDMENT TO CUSTODY AGREEMENT

This Amendment (“Agreement”) to Custody Agreement is made this 9 day of August, 2007, by and between each of the investment companies and other pooled investment vehicles listed on Appendix A to the Custody Agreement, as such Appendix may be amended from time to time (the “Client”) and STATE STREET BANK AND TRUST COMPANY, a bank and trust company organised under the laws of The Commonwealth of Massachusetts (“State Street”).

INTRODUCTION:

Pursuant to the Class Actions Services Selection Form (as defined below) attached as Annex 1, the Client may request State Street to transmit information and notices it receives as Custodian for the securities held for the account of the Client pursuant to the Custody Agreement (as defined below) and file proofs of claim in connection with class actions involving the Client’s US Securities (as defined below) or foreign securities that are the subject of class actions filed in any state or federal court in the United States. State Street is willing to carry out such transmission and filing on the terms set out in this Agreement, including the Class Actions Services Selection Form. In the event of inconsistent terms, the terms and conditions contained in this Agreement shall prevail over those contained in the Custody Agreement with respect to the Service (defined herein).

IT IS AGREED:

1.             Interpretation

1.1           In this Agreement, unless the context otherwise requires:

“Business Days” means those days on which The New York Stock Exchange is open for regular trading.

“Class Actions Services Selection Form” means that form annexed hereto as Annex 1, as such may be amended by the parties hereto in writing pursuant to an Amendment to the Custody Agreement.

“Custody Agreement” means the Custody Agreement entered into by the Client and Investors Fiduciary Trust Company, dated August 19, 1994, as amended by instruments dated August 4, 1995, and March 2, 2004, and assigned to State Street as of January 1, 2000.

“Fund” means any legal entity or any of its portfolio series or sub-funds.

“Service” means the transmission, in accordance with the Class Actions Service Selection Form, of all written information actually received by State Street in its capacity as Custodian under the Custody Agreement regarding any class action or other litigation in connection with the US Securities or other assets issued in the United States, or foreign securities that are the subject of class actions filed in any state or federal court in the United States, and then held, or previously held during the term of the Custody Agreement by the Custodian for the account of the Client, including, but not limited to, opt-out notices and proof of claims forms, and, to the extent State Street has such information in its capacity as Custodian for the Client under the Custody Agreement, the filing of proofs of claim in connection with such class actions.

“Term” means the period of time running from the date when State Street received the duly completed and signed Class Actions Services Selection Form until the Custody Agreement or this Agreement is terminated, whichever is the sooner.

“US Securities” means portfolio assets of the Client for which State Street is serving as Custodian for the Client pursuant to the Custody Agreement and which are securities or other assets issued in the United States of America that are held, or have been held during the term of the Custody Agreement by State Street in its capacity as Custodian for the account of the Client, which assets have not been merged into another fund not covered by this Agreement.

1.2             General

(a)        A reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(b)        The singular includes the plural and vice versa.

(c)        The word “person” includes, without limitation, an individual, a firm, an investment company, a body corporate or an unincorporated association.

(d)        The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.             Appointment

The Client appoints State Street to act as an administrator with respect to the Client for purposes of the Services for the Term and on the terms set out in this Agreement. Subject to receiving a duly completed and signed Class Actions Services Selection Form and Fee Schedule (Annex I) and Limited Power of Attorney (Annex II), State Street accepts such appointment and agrees to render the Services according to the terms set out in this Agreement.

3.             Service

State Street agrees to provide the Service as soon as reasonably practicable subject to the terms of this Agreement. The Client acknowledges that State Street can only notify the Client of relevant class actions when State Street has received notice of the class action and, after a reasonable opportunity to investigate, when State Street’s records as Custodian show that the Client is, or has been, a holder of the relevant U.S. Securities during the identified class action period. For avoidance of doubt, if (a) portfolio assets of U.S. Securities are transferred to another fund not covered by this Agreement through merger or reorganization or (b) upon and at any time after the effective date of any termination of this Agreement, then State Street shall have no responsibility to so transmit any information or file claims regarding class action suits relating to U.S. Securities for the Client.

State Street may only file claims on behalf of the Client on eligible positions held by it in its capacity as Custodian during the identified class action period. State Street will not file any claims for positions held by any other custodian.

4.             Charges

In consideration of State Street providing the Service to the Client, the Client agrees to pay $125 per filing of proof of claim per Fund as set forth on the Fee Schedule, as set forth on the Fee Schedule attached as Annex II, which fee may be waived by State Street in its sole discretion.

5.             Responsibility and Liability

With respect to the provisions of this Agreement, the Client agrees and acknowledges the following:

5.1           As the Client’s agent, State Street will provide reasonable support in liaising with the class action administrator to resolve any queries arising from the Client’s participation in the class action. While State Street anticipates that it will be able to provide such support based on information already in its possession, the Client agrees to provide State Street with supporting information and documentation as State Street may reasonably require from time to time in connection herewith. State Street shall have no liability to the Client for any actions (or actions not taken) in connection with this paragraph if State Street is unable to obtain necessary supporting information and documentation from the Client to enable it to file the appropriate proof of claim.

5.2           The Client acknowledges that in relation to any proof of claim to be filed by State Street on behalf of the Client with respect to a class action, as indicated on State Street’s specific notification, it is important that only one claim is made on the Client’s behalf. Therefore, the Client acknowledges that it is responsible to ensure that there is no duplication of claims and will ensure that where a proof of claim is to be or is submitted by State Street pursuant to the terms of this Agreement, no other party shall file a proof of claim for participation by the Client in the same eligible class action claim. The Client understands that duplication of claims could result in both claims being rejected and that State Street will have no responsibility should such duplication of claims occur. Should a third party be making a claim on the Client’s behalf, the Client will instruct State Street not to file a claim for the client in the relevant class action.

5.3           All warranties, representations, terms or duties express or implied by statute or otherwise in relation to the Service are hereby excluded, except those which by statute cannot be excluded.

5.4           In performing the Service and acting on the Client’s instructions, State Street is providing an administrative service and is not acting in a fiduciary capacity. The decision to participate in a class action through the filing of a proof of claim is solely the portfolio management responsibility of the Client.

5.5           The performance of the Service under this Agreement does not result in State Street assuming any of the obligations of the Client, its investment managers, any custodian or any other agent.

5.6           State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or wilful misconduct of State Street, its officers or employees.

5.7           State Street shall have no liability for any loss, damage or expense, whether ordinary, direct, indirect, consequential, incidental, special, punitive or exemplary in contract, tort or other form of action arising out of or in connection with the Service even if State Street has been advised of the possibility or likelihood of the same occurring.

5.8           Notwithstanding anything contained in this Agreement or the Custody Agreement to the contrary, State Street’s cumulative liability under this Agreement, in any event, for each calendar year with respect to the Client regardless of the form of action or legal theory shall be limited to its total annual compensation earned for the Services provided to the Client and fees payable hereunder for the Services during the preceding calendar year, or such other amount as the parties shall determine in a separate writing. In the case of a preceding calendar year which is not a full year, such fees shall be for the effective period. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under this Agreement with respect to the Service.

5.9           State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by events of force majeure.

5.10         Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

5.11         After the termination of this Agreement or the Custody Agreement, State Street shall have no responsibility to transmit any information to the Client nor file any proofs of claim for class actions previously notified to the Client or received after such termination and, accordingly, State Street shall have no further responsibility to provide the Services herein to the Client after such termination.

6.             Term

This Agreement shall terminate immediately upon the termination of the Custody Agreement, regardless of the reason for the termination, and State Street shall have no further obligations to the Client to provide the Services hereunder.

7.             Notices

Notices and other communications to be given by one party to the other under this Agreement shall be addressed to the receiving party at the address given for it on page one to this Agreement, or to such other address or number as that party may from time to time specify in writing to the other for the purpose.

8.             Miscellaneous

8.1           No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

8.2           This Agreement shall not be assignable by either party without the prior written consent of the other party, except that State Street may assign its rights and obligations under this Agreement to an affiliate. Any successors or assignees of the Client or State Street shall be bound by this Agreement.

8.3           Telephone conversations between the parties and their employees and agents may be recorded (without the use of a warning notice or tone) and used as evidence in the event of a dispute.

8.4           The Agreement may be amended only by written agreement between the parties.

8.5           This Agreement may be executed in separate counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

8.6           This Agreement constitutes the complete and exclusive agreement of the parties with regard to the Service. It supersedes and terminates as of its effective date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Service.

9.             Governing Law and Jurisdiction

This Agreement and the construction performance and validity of it shall be governed by the laws of The Commonwealth of Massachusetts without regard to its conflict-of-law principles.

[Signature page follows.]

Each of the Funds Listed on Appendix A Attached to the Custody Agreement, on Behalf of Itself or its Listed Portfolios/Sub-Funds

BY:	/s/ Anita M. Zagrodnik

Name:	Anita M. Zagrodnik

Title:	Vice President

*Pursuant to delegated authority

STATE STREET BANK AND TRUST COMPANY

/s/ Mark Nicholson
Name:	Mark Nicholson
Title:	Vice President

Attested by:

ANNEX I

STATE STREET BANK AND TRUST COMPANY
CLASS ACTIONS SERVICES SELECTION FORM AND FEE SCHEDULE

CLIENT NAME:__ Ariel____________DATE:_________________

NAME OF LEGAL ENTITY (the “Fund”): Ariel Investment Trust

Please select one from the options indicated below:

CLASS ACTION NOTICES

Please select from the options listed below if you would like written notices relating to class actions forwarded to you by State Street Bank and Trust Company (“State Street”). Such notices would include only those which are received by State Street from its agents or subcustodians or from issuers of securities currently or formerly held in your account(s) while a customer of State Street.

☐ DO NOT FORWARD any class action notices

☐ FORWARD all class action notices to the following party:

__________________________________

__________________________________

__________________________________

Attention: _________________________

FILING FOR PARTICIPATION IN CLASS ACTIONS

If you want State Street to file or take any other action on your behalf for participation in any class actions in connection with U.S. securities currently or previously held in your account, you must direct State Street, either with a  standing instruction by selecting the first option below or on a case by case basis  . Fees for this service will apply as set forth in the attached fee schedule. . Directions on a case-by-case basis must be received 10 business days* prior to the deadline for filing or taking other action as stated in the relevant materials and in accordance with the terms of the Amendment to the Custody Agreement with State Street. Please note that if you do elect to have State Street file on your behalf, we will NOT file for you to be lead plaintiff in any class action lawsuits or to be excluded from a class for any particular class action without your express prior direction. State Street will not file on your behalf without a valid direction. If you wish to have another party file on your behalf to participate in any class action, State Street may provide such transaction records as may be required, subject to the fee set forth in the attached fee schedule. If State Street files a class action claim on your behalf and any proceeds are realized therefrom, the proceeds will be applied back to the affected fund.

ERISA TRUST CLIENTS ONLY: please note that any standing instruction set forth below will not apply to class actions involving employer securities (as defined in ERISA section 407) held in any ERISA trusts. State Street will require an independent direction should you choose to participate or not participate in any such class actions.

*Requests received with less than 10 business days notice will be processed on a reasonable efforts basis

Please choose one of the following:

☐ File on my behalf to participate in all U.S. class actions for which you reasonably believe I may be eligible. Your filing determination shall be based solely upon your own records of securities currently or previously held in my account(s) at State Street without any further review or inquiry by you. State Street is hereby authorized to submit any such filings or data required for any filings electronically, including via e-mail, where possible.

☐ Do not file on my behalf for any class actions. You will be directed as described above when and if you are requested to file on my behalf.

☐ Do not file on my behalf for any class actions, but forward transaction records to the following party:

__________________________________

__________________________________

__________________________________

LIMITATION ON LIABILITY

The Services provided by State Street shall be defined in and be governed by the Amendment to the Custody or Trust Agreement (the “Agreement”) and this Class Action Services Selection Form.

State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental or consequential damages of any kind whatsoever (including, without limitation, attorneys fees) arising out of any act or failure to act hereunder. In any event, State Street’s cumulative liability during each calendar year relating to any class action services, regardless of the form of action or legal theory shall be limited to the fees paid to it hereunder during the preceding year for any liability or loss suffered by a Client, or such other amount as may agreed to by the parties in writing from time to time. If this Schedule has been in effect less than one year, at the time a liability arises, State Street’s cumulative liability shall be limited to the fees paid to it during the effective period. This shall be the sole remedy of Client for any loss or damage resulting from State Street’s performance or non-performance of its duties under the Agreement with respect to the Service. State Street shall not be responsible or liable for any failure or delay in performance of its obligations under the Agreement arising out of or caused, directly or indirectly, by events of force majeure.

Without limiting the generality of the foregoing, to the extent that any filing or other information is transmitted or received via Web-based or Internet services, State Street makes no representation or warranty that such transmission or receipt of information will be uninterrupted or error-free or that such information shall remain private and confidential. State Street has no control over the Internet and cannot guarantee that unauthorized parties may not be able to decrypt encrypted messages. Accordingly, in no event shall State Street be liable for any loss, damage, expense or other harm or injury arising out of (i) the performance or non-performance of the Internet or network services used in connection with the transmission or receipt of information over the Internet, including without limitation, the receiving party’s Internet service provider or browser or any other software or (ii) the unauthorized interception or decryption of information transmitted or received via the Internet or network services.

STANDING INSTRUCTIONS

State Street is hereby instructed to implement the procedure(s) in regard to class actions notices and filings as specified herein. These standing instructions shall supersede all prior directions relating to class actions and shall remain in effect until otherwise modified or until the termination of any custodian or trust agreement applicable to you.

Signature

Title

APPENDIX A
To
CLASS ACTION SERVICES SELECTION FORM

Dated_________________,_______

List of Legal Entities and Portfolios of Such Entities, If Applicable

Ariel Investment Trust (all portfolios)

ANNEX II

LIMITED POWER OF ATTORNEY

Ariel Investment Trust (“Client”) does hereby grant a limited power of attorney to State Street Bank and Trust Company (“Agent”) or any of its directors, officers or employees (from time to time duly appointed or authorized in writing by Agent for the purposes herein, the certificate of Agent of such appointment to be final and conclusive) to be Client’s attorney or attorneys for and in the name of Client or otherwise, with full powers of substitution from time to time, to sign and execute all documents relating to class action lawsuits and to perform all acts and things Agent considers expedient or necessary. for Client’s participation in class action lawsuits.

Client does hereby declare that each and every receipt, deed, matter and thing which shall be given, made, executed or done by the attorney for the purposes hereunder shall be as good, valid and effectual to all intents and purposes as if the same had been signed, sealed, delivered, given, made, or done by Client.

Client does hereby further undertake at all times to ratify whatever the attorney shall lawfully do or cause to be done in or concerning the premises by virtue of this power of attorney.

NAME OR LEGAL ENTITY OR ENTITIES

Ariel Investment Trust
By:

Title:

Date: